SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under Rule 14a-12

Freshpet, Inc.

(Name of Registrant as Specified in Its Charter)

JANA Partners LLC

JANA Partners Management, LP

JANA Strategic Investments Benchmark Master Fund, L.P.

Barry Rosenstein

Scott Ostfeld

Diane Dietz Suciu

Timothy R. McLevish

Kurt T. Schmidt

Ginger Gorden

James Lillie

Carsten Charles (CC) Sabathia, Jr.

Dwyane Wade

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

JANA PARTNERS RESPONDS TO FRESHPET’S HALF-MEASURE ATTEMPT TO RESOLVE

RAMPANT CONFLICTS OF INTEREST, GOVERNANCE FAILURES AND BREACHES OF FIDUCIARY DUTY

Believes Resignation of Director David Basto is Acknowledgement Company Failed to Adhere to its Recently Reaffirmed Conflict of Interest Policy and Does Not Address Fundamental Flaws

NEW YORK – June 5, 2023 – JANA Partners (“JANA”), which along with its affiliates and partners, owns 9.5% of Freshpet, Inc. (NASDAQ:FRPT) (“Freshpet” or the “Company”) today issued the following statement responding to the resignation of Freshpet director David Basto and the Company’s purported effort to engage with JANA.

Barry Rosenstein, Managing Partner at JANA, commented, “We believe the Freshpet Board’s latest bid to patch its fundamental governance issues with the smallest, halfhearted adjustment is yet another self-serving attempt to preserve the status quo. While the long overdue resignation of David Basto might cure a symptom, we believe the root cause of the Board’s seeming dysfunction—rampant conflicts of interest, oversight failures, breaches of fiduciary duty, and entrenchment tactics—all remain unaddressed. We will continue to advocate for the meaningful Board level change required at Freshpet and remain open to a resolution that satisfactorily achieves it.”

On May 24, 2023, JANA announced that it will be nominating four highly qualified candidates to Freshpet’s Board at the Company’s 2023 Annual Meeting, scheduled for July 25, 2023.

Shareholders with questions can contact JANA’s proxy solicitor, Innisfree M&A Incorporated, at (212) 750-5833.

About JANA Partners

JANA Partners was founded in 2001 by Barry Rosenstein. JANA invests in undervalued public companies and engages with management teams and boards to unlock value for shareholders.

Important Information

JANA Partners LLC, JANA Partners Management, LP, JANA Strategic Investments Benchmark Master Fund, L.P., and Barry Rosenstein (“collectively JANA”), and Scott Ostfeld, Diane Dietz, James Lillie, Timothy R. McLevish, Kurt T. Schmidt, Dwyane Wade, Carsten Charles (CC) Sabathia, Jr. and Ginger Gorden (collectively, and together with JANA, the “Participants”) intend to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of GREEN proxy to be used in connection with the solicitation of proxies from the stockholders of Freshpet, Inc. (“Freshpet” or the “Company”) in connection with the Company’s 2023 annual meeting of stockholders (the “2023 Annual Meeting”). All stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies, each in connection with the 2023 Annual Meeting, by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying GREEN proxy card will be furnished to some or all of the Company’s stockholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the preliminary proxy statement filed by the Participants with the SEC on June 2, 2023. This document is available free of charge from the source indicated above.

Disclaimer

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release and the material contained herein are for general information only, and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “will,” “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release and the material contained herein that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this material in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. All figures are unaudited estimates and subject to revision without notice. JANA disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Past performance is not indicative of future results.

Contacts

Media

Gasthalter & Co.

Jonathan Gasthalter/Nathaniel Garnick

JANA@gasthalter.com

Investors

IR@janapartners.com